Exhibit 10.1

[on the letterhead of DNB]

To:	GulfMark Rederi AS (the "Borrower")
Strandgata 5
N-4307 Sandnes
Norway

Attention: Chief Financial Officer

Copy:	GulfMark Offshore, Inc. (the “Parent Guarantor” and, together with the Borrower, “you”)
842 West Sam Houston Parkway North, Suite 400
Houston, Texas 77024
United States

Attention: Chief Financial Officer

Bergen, 17 March 2017

Dear Sirs,

GULFMARK REDERI AS – NOK 600,000,000 SECURED REVOLVING CREDIT FACILITY AGREEMENT DATED 27 DECEMBER 2012 as later amended and restated (the “Agreement”)

Reference is made to the Agreement. Terms used in this interim agreement letter (the "Letter") shall, unless defined herein, have the same meaning ascribed to such terms in the Agreement.

1.	BackgrounD

Through the Drawdown Notice dated 9 March 2017 (the "MUSD 10 Drawdown Notice"), you have requested that the Lenders make available to the Borrower a Loan under the Agreement in an aggregate principal amount of USD 10,000,000. Notwithstanding that the conditions precedent to the making of a Loan set forth in Clause 4.2 of the Agreement have not been satisfied on the date of the MUSD 10 Drawdown Notice and will not be satisfied on the proposed Drawdown Date, the Lenders have agreed to accommodate such request on the basis of the terms and conditions contained in this Letter.

2.	Interim Utilisation

Subject only to satisfaction of the conditions and with the modifications set forth in clause 4 below, the Lenders shall make the Loan in the amount of USD 10,000,000 available to the Borrower pursuant to the MUSD 10 Drawdown Notice (the “Interim Utilisation”) within three (3) Business Days following satisfaction of said conditions.

3.	Lender consent to all further Utilisations

Notwithstanding anything to the contrary in any of the Finance Documents, on and from the date hereof, the Borrower shall not submit any Drawdown Notice without the prior written consent of the Lenders (which consent may be withheld in the Lenders' sole discretion). Any Drawdown Notice submitted by the Borrower without such prior written consent shall have no force or effect. For the avoidance of doubt, the Borrower's obligation to pay commitment fee under the Agreement shall remain unaffected by this consent requirement.

4.	Conditions to the Interim Utilisation

The Lenders will only be obliged to fund the Interim Utilisation after the satisfaction of the following conditions precedent:

(i)	this Letter shall be duly countersigned by the Borrower, the Parent Guarantor and the UK Guarantor;

(ii)

the Parent Guarantor and the Borrower have confirmed, by countersigning this Letter, their acceptance to the Lenders engaging Hughes Hubbard & Reed LLP as their U.S. legal counsel and Advokatfirmaet Thommessen AS as their Norwegian legal counsel, and that the Borrower and the Parent Guarantor shall be jointly liable for all legal fees and costs reasonably incurred by the Lenders from such engagements; and

(iii)

the Agent shall be authorised to withdraw from the Interim Utilisation all costs and expenses of the Agent, including legal and financial advisor fees and agreed retainers (retainers being in the amount of USD 100,000 and NOK 300,000, respectively)incurred prior to the date of this Letter.

Further, and as a condition subsequent to be fulfilled latest 7 April 2017, a share pledge over all shares issued in the Borrower shall be granted in favour of the Agent (on behalf of the Finance Parties) as security for the Borrower's obligations under the Finance Documents.

5.	Cooperation and collaboration

Without limiting the Parent Guarantor’s or the Borrower’s obligations under Clause 19 (Information Undertakings) of the Agreement, you shall provide to the Agent and its advisors, as soon as reasonably practicable all such information, projections, accounts and other information provided to The Royal Bank of Scotland plc under or in connection with the multicurrency facility agreement dated 26 September 2014 (as later amended) with GulfMark Americas, Inc. as borrower and Parent Guarantor as parent.

Furthermore, you shall keep the Agent and the Lenders reasonably informed of all negotiations and discussions between any of your Affiliates or advisors and holders of the Parent Guarantor’s Indebtedness in connection with any proposed restructuring, waiver, consent or insolvency or bankruptcy proceeding, which shall include:

(i)

from the week commencing March 13, 2017, at least once per week, or as otherwise requested by the Lenders, update calls between the Parent Guarantor’s senior management team and financial advisors and the Lenders and the Lenders' professional advisors; and

(ii)

reasonable access to your properties during normal business hours and on reasonable notice to the extent necessary to permit the Agent and its professional advisors to assess the value of the Security Interest under the Agreement, determine the financial condition, assets and operations of the Group and/or any member of the Group, or amplify or expand upon any of the information described in this Letter or in any other Finance Document.

6.	RESERVATION OF RIGHTS AND REMEDIES

All Finance Documents continue in full force and effect as supplemented by the additional obligations and limitation on the Borrower and Parent Guarantor set out in this Letter.

Neither this Letter, nor the acceptance and effectuation of the Interim Utilisation, shall constitute a waiver of any rights or remedies of the Finance Parties under the Agreement or any other Finance Document, all of which are reserved.

However, between the date of this Letter through and including April 14, 2017, no Lender shall, in its capacity as Lender, exercise any right of set off, combination of accounts or similar remedy in relation to the Obligors’ cash, in each case in respect of any amounts that are outstanding or may become outstanding under the Finance Documents.

7.	Counterparts

This Letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Letter.

8.	Governing law, jurisdiction and enforcement

This Letter and any non-contractual arrangements arising out of or in relation to it shall be governed by Norwegian law.

This Letter shall be a Finance Document and Clause 31 (Governing law and enforcement) shall apply mutatis mutandis in respect of this Letter.

* * *

Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance of this Letter below.

[signature pages to follow]

Yours faithfully
for and on behalf of
DNB Bank ASA

/s/ Leif H. Spørck
Name: Leif H. Spørck	Name
Title: Senior Vice President	Title

Accepted and agreed by:

For and on behalf of
GulfMark Rederi AS

/s/ Quintin Kneen
Name: Quintin Kneen	Name:
Title: Chairman	Title:

For and on behalf of
GulfMark Offshore, Inc.

/s/ Quintin Kneen
Name: Quintin Kneen	Name:
Title: President	Title:

Acknowledged and agreed:

For and on behalf of
GulfMark UK Ltd

/s/ Quintin Kneen
Name: Quintin Kneen
Title: Director